EXHIBIT 99.1

Citizens Holding Company Announces Cash Dividend

PHILADELPHIA, Miss.—(BUSINESS WIRE)—May 29, 2008—Citizens Holding Company (NASDAQ: CIZN - news) announced today that its Board of Directors declared a cash dividend of $0.19 per share payable June 30, 2008, to shareholders of record as of June 13, 2008.

“I am proud today to announce our second quarter 2008 dividend of $0.19 per share,” said Greg L. McKee, President and Chief Executive Officer. “This dividend brings the year to date dividend to $0.38, an increase of 5.6% over the dividend paid in the first two quarters of 2007.”

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank has twenty-two full service banking locations in nine counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Investor relations information may be obtained at the corporate website, www.citizensholdingcompany.com.

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@netdoor.com